Exhibit 99.1<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

<?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />USA REAL ESTATE INVESTMENT TRUST

641 Fulton Avenue, Suite 200

 Sacramento, California  95825

(916) 761-4992

June 4, 2009

Dear Shareholder:

The Trust owns three assets.  The first is the one hundred and twenty one acres in Wiggins, Mississippi acquired through foreclosure in January 2009 (the “Mississippi Property”).  The second is a $600,000 loan secured by a deed of trust on the marina located at 4350 Riverside Boulevard in Sacramento, California and personally guaranteed by the principal members of the borrower.  The third is cash.

The Mississippi Property was under contract for sale, but when the potential buyer was unable to obtain financing the contract was terminated.  The Trust is continuing to market the Mississippi Property for sale.

Under provisions of the $600,000 loan, the principal balance is due in August 2010.  However, when the borrower failed to make its May 1, 2009 and June 1, 2009 payments the Trust gained the right to accelerate the principal of the loan.  The Trust is initiating action against the personal guarantors to collect the loan now.

Currently, the Trust has no substantial income, but continuing expenses.  As a result the Trustees have suspended distributions at this time and are now considering liquidating the Trust.

Please call Gregory Crissman at (916) 761-4992 with questions or comments.

Respectfully,

Benjamin Diaz

Trustee and Secretary